Exhibit 10.10

                          THE ZIEGLER COMPANIES, INC.

                      1998 STOCK INCENTIVE PLAN AMENDMENT

     WHEREAS, The Ziegler Companies, Inc. (the "Company") adopted The Ziegler Companies, Inc. 1998 Stock Incentive Plan (the "Plan"), to attract and retain key employees and qualified directors of the Company, with such Plan originally effective as of April 20, 1998; and

     WHEREAS, the Company desires to clarify the definition of fair market value in the Plan to reflect current methods of calculating fair market value;

     NOW, THEREFORE, Section 2.01(h) of The Ziegler Companies, Inc. 1998 Stock Incentive Plan, the definition of "fair market value," is clarified by replacing it in its entirety with the following:

          "Fair Market Value" on any date shall mean, with respect to
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          Company Stock, if the stock is then listed and traded on a registered national securities exchange, or is quoted in the NASDAQ National Market System, the average of the high and low sales prices recorded in composite transactions for such date. If such date is not a business day or in the absence of reported sales on such date, "Fair Market Value" shall mean the closing sales price on the next preceding business date with respect to which sales were reported. If the stock is not then listed and traded on a registered national securities exchange and is not quoted in the NASDAQ National Market System, then "Fair Market Value" shall be determined in good faith by the Committee.

     FURTHER RESOLVED, that any actions taken with respect to the valuation of Company Stock in accordance with the above clarification to the Plan are hereby ratified and approved.